Exhibit No. 99.1

        Top Concur Executive Nominated to Workstream's Board of Directors

      Steve Singh Brings Over 25 Years of Software and Services Experience

OTTAWA, ON. - OCTOBER 5, 2004 - Workstream Inc. (TM) (NASDAQ: WSTM), a provider of Enterprise Workforce Management software, today announced the nomination of Steve Singh to its board of directors. Mr. Singh will bring extensive operational experience to the Workstream board, including having built one of the early recurring revenue application success stories -- Concur Technologies (NASDAQ: CNQR). Currently, Mr. Singh is the Chairman, President and CEO at Concur Technologies and has held this position since 1996 which included taking the company through a successful Initial Public Offering in 1998. Prior to Concur, Singh was the General Manager of Symantec Corporation's Contact Management division which was responsible for development of the leading brand in the category at the time, Act! Software.

"Steve will be an excellent addition to our board given his extensive experience in successfully building a strong brand within the Corporate Expense Management market. Our ability to attract someone of his caliber to our board is a testament to Workstream's growing momentum in the Human Capital Management market," said Michael Mullarkey, CEO and Chairman of Workstream.

"I am excited to have the opportunity to work with Michael and his team, as Workstream is well positioned to lead in the delivery of on demand Human Capital Management services. At Concur we have seen a strong customer driven move towards on demand services and away from traditional license alternatives as customers look to reduce operating costs and continue to move every available resource towards customer oriented activities," said Steve Singh, Chairman, President and CEO at Concur Technologies. "Workstream has assembled a very impressive suite of solutions addressing recruiting, performance management, compensation and rewards and is now one of the few providers in the Human Capital Management market that is poised to take advantage of the macro trend towards on demand computing."

Mr. Singh's nomination is pending shareholder approval that will take place at the Annual and Special Meeting of Shareholders on Wednesday, October 27, 2004.

ABOUT WORKSTREAM INC.

Workstream Inc. (NASDAQ: WSTM) is a provider of Enterprise Workforce Management software and professional services to the Global 2000. Workstream's products provide Recruitment, Performance, Compensation and Rewards Management for employees, managers and corporations. Workstream was named to the Deloitte & Touche Fast 500 list of the fastest growing software companies for 2003. Through its 12 offices and 200 dedicated human resource employees across North America, Workstream services customers such as BearingPoint, Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, KPMG Canada, Motorola, Nike, Nordstrom, Samsung, Sony Music Canada, VISA, Watson Wyatt, and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

ABOUT CONCUR TECHNOLOGIES, INC.

Concur Technologies, Inc. is the world's leading provider of Corporate Expense Management solutions, servicing thousands of companies worldwide. Concur's solutions include Concur Expense and Concur Expense Service for travel and entertainment expense management and Concur Payment for managing employee request for vendor payments. Concur also offers value-added software and services to complement its core solutions, including Concur Imaging Service, Concur Travel Integration, Concur Business Intelligence, and Concur Total Access. Concur Business Services provide rapid ROI by streamlining business processes, reducing operating costs, improving internal controls and empowering financial managers to apply greater insight into their company's spending patterns. More information about Concur is available at www.concur.com.

Contact:
TAMMIE BROWN
WORKSTREAM, INC.
1-877-327-8483 EXT. 263
TAMMIE.BROWN@WORKSTREAMINC.COM